Exhibit 4.3

SHARE PURCHASE AGREEMENT

Between

Knutsen NYK Offshore Tankers AS

(as Seller)

And

KNOT Shuttle Tankers AS

(as Buyer)

for the sale and purchase of the shares in

KNOT Shuttle Tankers 21 AS

SHARE PURCHASE AGREEMENT

This agreement (this “Agreement”) is entered into the 27th May 2015 between:

(1)	Knutsen NYK Offshore Tankers AS, company registration no. 995 221 713

(the “Seller”), and

(2)	KNOT Shuttle Tankers AS, company registration no. 998 942 829

(the “Buyer”).

The Seller and the Buyer are hereinafter individually referred to as a “Party” and jointly the “Parties”.

1	RECITALS

WHEREAS:

a)	KNOT Shuttle Tankers 21 AS, company registration no. 911 782 189, is a private limited liability company that has as its purpose to engage in shipowning activities, is duly incorporated under Norwegian law and has its registered place of business in Haugesund, Norway (the “Company”);

b)	The Seller is the sole owner of the ownership interest in the Company, with a share capital of NOK 100,000;

c)	The Company is the owner of the MT “Dan Sabia”, having IMO No. 9513438 (the “Vessel”); and

d)	The Seller and the Buyer have agreed that the Buyer shall acquire 100% of the shares in the Company (the “Shares”) on the terms and conditions set forth in this Agreement.

2	DEFINITIONS

In this Agreement, the following definitions shall have the following meanings:

a)	Accounting Principles	means the applicable Norwegian generally accepted accounting principles as defined by Norwegian law and regulations and accounting standards issued by the Norwegian Accounting Standards Board (Nw: Norsk Regnskapsstiftelse/NRS), applied on a consistent basis;

b)	Accounts	means, in respect of the Company, its audited annual accounts (årsregnskap), consisting of the profit and loss account, balance sheet, statement of cash flow and the notes thereto , for the financial year ended on the Accounts Date attached as Schedule 2;

c)	Accounts Date	means 31 December 2014;

d)	Agreement	shall have the meaning ascribed to such term in the preamble to this Agreement;

e)	Business	means the current business of the Company, being to own the Vessel, and charter the same under the Charter;

f)	Business Day	means a day on which banks are open for general banking business in Norway;

g)	Buyer	shall have the meaning ascribed to such term in the preamble to this Agreement;

h)	Buyer Indemnitees	shall have the meaning ascribed to such term in Clause 12.1;

i)	Charter	means the Bareboat Charter Party, dated 6 March 2008 entered into between Lauritzen Tankers A/S as owner and Fronape International Company (“FIC”) or Petrobras Transporte S.A.—Transpetro as charterers, as novated first from Lauritzen Tankers A/S to Lauritzen Shuttletankers Netherlands B.V. by way of a novation agreement dated 5 September 2011, then novated from FIC to Transpetro International B.V. by a novation agreement dated 7 February 2013, and as subsequently novated further from Lauritzen Shuttletankers Netherlands B.V. to the Company (as owner) pursuant to a novation agreement dated 20 March 2014 ;

j)	Charterer	means Petrobras Transporte S.A. – Transpetro or Transpetro International B.V. (whichever is acting as charterer under the Charter);

k)	Closing	shall have the meaning ascribed to such term in Clause 5.1;

l)	Closing Date	means the date when the Closing actually takes place according to Clause 5.1;

m)	Companies Act	means the Norwegian Limited Liability Companies Act of 1997

n)	Company	means KNOT Shuttle Tankers 21 AS;

o)	Dan Sabia Facility	means the USD 172,500,000 Senior Secured Credit Facilities Agreement in respect of the Vessel and the vessel “Dan Cisne”, dated April 3, 2014, made between (i) the Company and KNOT Shuttle Tankers 20 AS as joint and several borrowers, (ii) the Seller as original guarantor, (iii) the banks and financial institutions listed in Schedule 1 thereto as lenders, (iv) Sumitomo Mitsui Banking Corporation Europe Limited and CommBank Europe Limited, as mandated lead arrangers and bookrunners, (v) SMBC Nikko Capital Markets Ltd as hedging bank and (vi) Sumitomo Mitsui Banking Corporation Europe Limited, as structuring bank and agent;

p)	Encumbrance	means any mortgage, charge, pledge, lien, option or other security interest or restriction of any kind;

q)	Governmental Authority	means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization;

r)	Indemnified Party	shall have the meaning ascribed to such term in Clause 12.3;

s)	Indemnifying Party	shall have the meaning ascribed to such term in Clause 12.3;

t)	Losses	means any loss, liability, claim, damage, expense (including costs of investigation and defence and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim;

u)	Material Adverse Effect	means a material adverse effect on the condition (financial, commercial, technical, legal or otherwise) of the Business, assets, results of operations or prospects of the Company;

v)	Material Agreement	shall have the meaning ascribed to such term in Clause 8.11;

w)	Party	shall have the meaning ascribed to such term in the preamble to this Agreement;

x)	Parties	shall have the meaning ascribed to such term in the preamble to this Agreement;

y)	Partnership	means KNOT Offshore Partners LP, a Marshall Islands limited partnership;

z)	Purchase Price	shall have the meaning ascribed to such term in Clause 4;

aa)	Purchase Price Adjustments

shall have the meaning ascribed to such term in Clause 5.4;

bb)	Seller	shall have the meaning ascribed to such term in the preamble to this Agreement;

cc)	Seller Indemnitees	shall have the meaning ascribed to such term in Clause 12.2;

dd)	Shares	shall have the meaning ascribed to such term in Clause 1;

ee)	Signing Date	means the date of this Agreement;

ff)	Swap Agreements	means (i) the ISDA Master Agreement dated 14 August 2014, and entered into between the Company and SMBC Nikko Capital Markets Ltd, and (ii) the ISDA Master Agreement dated 14 August 2014, and entered into between the Company and the Commonwealth Bank of Australia, London, and the Schedules thereto and all Transactions and/or Confirmations (as each of the said expressions is defined in the Master Agreements) supplemental thereto relating to the loan for “Dan Sabia” under the Dan Sabia Facility;

gg)	Swap Balance	means the negative balance under the Swap Agreements as determined according to a mark-to-market determination as of the Closing Date, adjusted by USD 388,851 in favour of the Seller to cover the hedging margin compared to the rate at which the Swap Agreements were entered into;

hh)	Taxes	means all taxes (including value-added tax and similar taxes), however denominated, including interest, penalties and other additions to tax that may become payable or imposed by any applicable statute, rule or regulation or any governmental agency, including all taxes, withholdings and other charges in respect of income, profits, gains, payroll, social security or other social benefit taxes, sales, use, excise, real or personal property, stamps, transfers and workers’ compensation, which the Company is required to pay, withhold or collect; and

ii)	Third-Party Claim	shall have the meaning ascribed to such term in Clause 12.3; and

jj)	Vessel	shall have the meaning ascribed to such term in Clause 1.

3	SALE AND PURCHASE

Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell, and the Buyer agrees to purchase, the Shares, together with all rights attached to them.

The Shares shall be transferred to the Buyer on the Closing Date, free and clear from any Encumbrances other than pursuant to the Dan Sabia Facility.

4	PURCHASE PRICE

The Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller for USD 103,000,000, less USD 64,469,555 of outstanding debt obligations of the Company under the Dan Sabia Facility, (the “Purchase Price”), plus the Purchase Price Adjustments, all in accordance with and subject to the terms and conditions set forth in this Agreement, the Shares.

The Purchase Price is to be settled by way of a cash settlement.

5	CLOSING

5.1	Time and place

Subject to the satisfaction or waiver of the conditions set forth in Clause 6, the completion of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller at such time and date as the Parties agree.

5.2	The Seller’s Closing obligations

At the Closing, the Seller shall:

a)	deliver to the Buyer a copy of the minutes of the meeting of the board of directors of the Seller authorising the execution of, and the consummation of the transaction completed by, this Agreement; and

b)	in exchange for the payment of the Purchase Price, transfer the Shares to the Buyer and deliver to the Buyer the share register of the Company with the Buyer duly registered as the owner of the Shares, as well as the related notices according to Sections 4-7 and 4-10 of the Companies Act.

5.3	The Buyer’s Closing obligations

At the Closing, the Buyer shall

a)	settle the Purchase Price in accordance with Clause 4;

b)	on the Closing Date procure that the Company prepays USD 7,500,000 of the Facility A Tranche under the Dan Sabia Facility, in accordance with the terms of the Dan Sabia Facility; and

c)	procure that the cash portion of the Purchase Price is paid to the nominated bank account of the Seller.

5.4	Post-Closing Adjustment

a)	Within 15 days following the Closing Date, the Buyer and the Seller shall agree on the amount of the post-Closing adjustments to the Purchase Price based on the (i) Swap Balance and (ii) the Company’s working capital as of the Closing Date, including compensation by the Seller to the Buyer for the net intercompany balance with accumulated interest between a) the Company and the Seller, and b) the Company and KNOT Management AS, at the Closing Date (the “Purchase Price Adjustments”).

b)	Within 15 days following the date on which the Purchase Price Adjustments have been agreed pursuant to Clause 5.4 a) above, the Buyer or the Seller (as the case may be) shall pay to the other Party an amount, in cash, equal to the Purchase Price Adjustments. Any amounts other than those covered by the Purchase Price Adjustments varying in the period between the Signing Date and the Closing Date shall be for Seller’s account.

6	CLOSING CONDITIONS

6.1	Conditions to the Buyer’s Closing obligations

The obligations of the Buyer to purchase the Shares and to take the other actions required to be taken by it at the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part by the Buyer) on or before the Closing Date:

a)	there is no material breach of any of the representations and warranties of the Seller set forth in Clause 8 and Clause 9;

b)	the Buyer shall have obtained the funds necessary to consummate the purchase of the Shares and to pay all related fees and expenses;

c)	in all respects material to the transactions contemplated hereby, the Seller shall have performed or complied with all of its obligations pursuant to this Agreement to be performed or complied with by the Seller at or prior to the Closing Date and shall have delivered each document or instrument to be delivered by it pursuant to this Agreement; and

d)	the results of the searches, surveys, tests and inspections of the Vessel referred to in Clause 10.1 h) are reasonably satisfactory to the Buyer.

6.2	Conditions to the Seller’s Closing obligations

The obligations of the Seller to sell the Shares and to take the other actions required to be taken by it at the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part by the Seller) on or before the Closing Date:

a)	there is no material breach of any of the representations and warranties of the Buyer set forth in Clause 7;

b)	At Closing, the Buyer shall procure that the Partnership accede to the Dan Sabia Facility as “Guarantor” by way of an “Accession Letter” set out therein, and that the Shares are pledged as contemplated by the Dan Sabia Facility, and procure that relevant conditions precedent under the Dan Sabia Facility relating to the Partnership and/or the Buyer have been satisfied. At Closing the Seller shall be released from its guarantee obligations under the Dan Sabia Facility with respect to outstanding amounts relating to the Vessel; and

c)	in all respects material to the transactions contemplated hereby, the Buyer shall have performed or complied with all of its obligations pursuant to this Agreement to be performed or complied with by the Buyer at or prior to the Closing Date and shall have delivered each document or instrument to be delivered by it pursuant to this Agreement.

6.3	Conditions of the Parties.

The obligations of Seller to sell the Shares and the obligations of Buyer to purchase the Shares are subject to the satisfaction (or waiver by each of Seller and Buyer) on or prior to the Closing Date of the following conditions:

a)	The Seller shall have received any and all written consents, permits, approvals or authorizations of any Governmental Authority or any other Person (including, but not limited to, with respect to the Charter, the Dan Sabia Facility and the Swap Agreements) and shall have made any and all notices or declarations to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder, including the transfer of the Shares; and

b)	No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Shares.

7	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

7.1	Corporate existence and power

The Buyer is duly incorporated, validly existing and in good standing under the laws of Norway.

The Buyer has not been declared insolvent; become the subject of a petition in bankruptcy; had a receiver appointed with respect to it or to the Business or part thereof; entered into any arrangement with, or made an assignment for the benefit of, its creditors; or ceased to function as a going concern.

7.2	Corporate authorisation and non-contravention

This Agreement and each other document or instrument delivered or to be delivered in connection with this Agreement has been duly authorised by all necessary corporate action(s) of the Buyer and constitutes or will, when executed, constitute valid and binding obligations of the Buyer enforceable in accordance with its respective terms.

The execution by the Buyer of this Agreement and each other document or instrument delivered or to be delivered in connection with it, and the performance by the Buyer of its obligations under this Agreement and the consummation of the transactions provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of the Buyer or of any applicable law, order, judgment or decree of any court or Governmental Authority or of any agreement to which the Buyer is bound.

The Buyer is not required to obtain any authorisations, consents, approvals or exemptions by any Governmental Authority in connection with the entering into or performance of its obligations under this Agreement.

8	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

8.1	Corporate existence and power

Each of the Company and the Seller is duly incorporated, validly existing and in good standing under the laws of Norway.

Each of the Company and the Seller has not been declared insolvent; become the subject of a petition in bankruptcy; had a receiver appointed with respect to it or to the Business or part thereof; entered into any arrangement with, or made an assignment for the benefit of, its creditors; or ceased to function as a going concern.

8.2	Corporate authorisation and non-contravention

This Agreement and each other document or instrument delivered or to be delivered in connection with this Agreement has been duly authorised by all necessary corporate action(s) of each of the Company and the Seller, as appropriate, and constitutes or will, when executed, constitute valid and binding obligations of each of the Company and the Seller, as appropriate, enforceable in accordance with its respective terms.

The execution by each of the Company and the Seller, as appropriate, of this Agreement and each other document or instrument delivered or to be delivered in connection with it, and the performance by each of the Company and the Seller, as appropriate, of its obligations under this Agreement and the consummation of the transactions provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of each of the Company and the Seller, as appropriate, or of any applicable law, order, judgment or decree of any court or Governmental Authority or of any agreement to which each of the Company and the Seller, as appropriate, is bound.

Each of the Company and the Seller, as appropriate, is not required to obtain any authorisations, consents, approvals or exemptions by any Governmental Authority in connection with the entering into or performance of its obligations under this Agreement.

8.3	Capitalisation and title

The Seller has full ownership to the Shares. The Shares are fully authorised, validly issued, fully paid and at Closing, free and clear from any Encumbrances.

There is no outstanding subscription, option or similar rights relating to the Shares.

8.4	Records

The Company’s articles of association and shareholders’ register are true, accurate, up-to-date and complete.

8.5	Charter documents; validity of the Charter

The Seller has supplied to the Buyer true and correct copies of the Charter and any related documents, as amended to the Closing Date. The Charter is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms and, to the knowledge of the Seller, the Charter is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms.

8.6	Accounts

The Accounts have been prepared in accordance with the Accounting Principles and in accordance with the books and records of the Company. The Accounts give a true and accurate view of the financial position, solvency, assets, liabilities, liquidity, cash flow and the result of the operations of the Company as of the Accounts Date.

8.7	No undisclosed liabilities

Neither the Company nor the Vessel has any Encumbrances, or other liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation), except for such liabilities or obligations arising under the Dan Sabia Facility, the Swap Agreements, the inter-company balances described in Clause 8.8 and the Encumbrances appearing in the ship registry of the Vessel and arising under the Dan Sabia Facility and the Swap Agreements.

8.8	Loans and other financial facilities

All loans and other financial facilities available to the Company have been made available for review by the Buyer.

a)	As of the Signing Date, the principal outstanding amount under the Dan Sabia Facility for which the Company will be responsible at the time of Closing (provided Closing takes place on or before 30 June 2015) is USD 64,469,555;

b)	As of the Signing Date, the Company has an inter-company debt to the Seller in the amount of NOK 8,972,534.50, and the interest rate under such inter-company debt is 3.73% per annum; and

c)	As of the Signing Date, the Company has a non interest bearing inter-company receivable from KNOT Management AS in the amount of NOK 7,236,719.

No event has occurred which gives, or after notice or lapse of time, or both, would give any third party the right to call for repayment from the Company prior to normal maturity of any loan or other financial facility. The Company shall not be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of any of the Seller or any spouse, child or other relative or any affiliate of any such person, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to the Company.

8.9	Assets

At the Closing Date, the Company shall not be using assets in the Business that it neither owns nor has the right to use pursuant to written agreements with third parties. At the Closing Date, the assets of the Company will comprise all the assets necessary for carrying on the Business fully and effectively to the extent to which it is conducted at the Signing Date.

8.10	Absence of certain changes or events

Since the Accounts Date, there has not occurred or arisen:

a)	any change of accounting methods, principles or practices, accounting, invoicing and supplier practice or procedures for the Company;

b)	any acquisition or disposal of, or the entering into any agreement to acquire or dispose of, any asset, other than the sale of products in the ordinary course of business;

c)	the termination of any Material Agreement;

d)	any obligations, commitments or liabilities, contingent or otherwise, whether for Taxes or otherwise, except obligations, commitments and liabilities arising in the ordinary course of business;

e)	any event or condition, whether covered by insurance or not, which has resulted in or may result in a Material Adverse Effect; or

f)	the entering into of any agreements or commitments other than on customary terms.

8.11	Agreements

Each Material Agreement is in full force and effect. No other Material Agreements will be entered into by the Company prior the Closing Date without the prior consent of the Buyer (such consent not to be unreasonably withheld). The Company has fulfilled all material obligations required pursuant to the Material Agreements to have been performed by it prior to the Signing Date and has not waived any material rights thereunder.

There has not occurred any material default on the part of the Company under any of the Material Agreements, or to the knowledge of the Seller, on the part of any other party thereto, nor has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of the Company under any of the Material Agreements nor, to the knowledge of the Seller, has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Material Agreements.

The term “Material Agreement” means each agreement, contract or other undertaking by or of the Company (a) that is of material importance to the Business or (b) the value of which, in respect of total turnover during one year, is not less than NOK 500,000, provided, however, that such term includes the Charter, the Dan Sabia Facility and the Swap Agreements.

8.12	Insurance

The Company maintains insurance policies on fire, theft, loss, disruption, product and general liability and other forms of insurance with reputable insurers that would reasonably be judged to be sound and required for the Business.

The Company’s insurance policies do not contain any provisions regarding a change of control or ownership of the insured.

The Company is in compliance with all terms and conditions contained in the insurance policies, and nothing has been done or omitted to be done that would make any insurance policy or insurance void or voidable or that would result in a reduction of the coverage (No: avkortning).

8.13	Environmental matters

The Company is not and has not been in breach of any applicable laws (whether civil, criminal or administrative), statutes, regulations, directives, codes, judgments, orders or any other measures imposed by any governmental, statutory or regulatory body with regard to the pollution or the protection of the environment or to the protection of human health or human safety, or any other living organisms supported by the environment.

There is no current governmental investigation or disciplinary proceeding relating to any alleged breach of any law or permit by the Company, and none is pending, nor threatened.

The Company has not, other than as permitted under applicable permits or applicable laws or regulations held from time to time, disposed of, discharged, released, placed, dumped or emitted any hazardous substances, such as pollutants, contaminants, hazardous or toxic materials, wastes or chemicals. Neither the Seller nor the Company has received any formal or informal notice or other communication from which it appears that the Company may be or has been in violation of any laws or permits. There are no actual or contingent obligations on the Company to pay money or carry out any work in order to keep or be granted an extension or renewal of any existing permit. There are no facts or circumstances that could result in such an obligation. The properties used by the Company are not made of or do not contain any form of asbestos or any other toxic substance that may cause damage to the health of the persons working or visiting the premises.

8.14	Compliance with laws

The Company has at all times conducted the Business in accordance with and has complied with any applicable laws in Norway and in any other relevant countries relating to its operations and the Business.

All necessary licences, consents, permits and authorisations have been obtained by the Company to enable the Company to carry on the Business in the places and in the manner in which such Business is now conducted and all such licences, consents, permits and authorisations are valid and subsisting and have been complied with in all respects.

8.15	Litigation

There are no claims, actions, lawsuits, administrative, governmental, arbitration or other legal proceedings (including but not limited to proceedings related to Taxes) pending or threatened against or involving the Company, the Business or properties or assets of the Company and which would result in a Material Adverse Effect if adversely determined.

8.16	Taxes

The Company has properly filed with the appropriate Tax authorities all Tax returns and reports required to be filed for all Tax periods ending prior to the Closing Date. Such filings are true, correct and complete. All information required for a correct assessment of Taxes has been provided.

The Tax returns of the Company have been assessed and approved by the Tax authorities through the Tax years up to and including the years for which such assessment and approval is required, and the Company is not subject to any dispute with any such authority.

All Taxes that have become due have been fully paid or fully provided for in the Accounts, and the Company shall not be liable for any additional Tax pertaining to the period before the Accounts Date. All Taxes for the period after the Accounts Date have been fully paid when due.

There are no Tax audits, Tax disputes or Tax litigation pending or threatened against or involving the Company. There is no basis for assessment of any deficiency in any Taxes against the Company that has not been provided for in the Accounts or that has not been paid.

The Company is not and has not been involved in any transaction that could be considered as Tax-evasive. All losses for Tax purposes incurred by of the Company are trading losses and are available to be carried forward and set off against income in succeeding periods without limitation and have been accepted by the relevant Tax authorities.

The Company is not and has not been subject to any Tax outside its respective country of fiscal residence.

8.17	Relationship with the Seller

Except as disclosed to the Buyer, there are no written or oral agreements or arrangements between the Company and the Seller, and no liabilities or obligations (contingent or otherwise) owed by the Company to the Seller.

No services provided by the Seller to the Company are necessary in the ordinary course of business.

No payments of any kind, including, but not limited to management charges, have been made by the Company to the Seller, save for payments under agreements or arrangements made on an arm’s-length basis in accordance with applicable law and regulations.

8.18	Information

All documents provided to the Buyer by or on behalf of the Seller or the Company are true and correct, and no document provided to the Buyer by or on behalf of the Seller or the Company contains any untrue statement of a relevant fact or omits to state a relevant fact necessary to make the statements contained in the document not misleading.

There are no facts or circumstances known to the Seller, relating to the affairs of the Company, that have not been disclosed to the Buyer, which, if disclosed, reasonably could have been expected to influence the decision of the Buyer to purchase the Shares on the terms of this Agreement.

The Seller confirms that the Seller, prior to the Signing Date, has made, and until the Closing Date, shall continue to make, all investigations necessary in order to ensure that the statements in Clause 7 are correct.

9	REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE VESSEL

The Seller represents and warrants to the Buyer as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

9.1	Flag and title

The Company is the registered owner of the Vessel and has good and marketable title to the Vessel, free and clear of any and all Encumbrances, other than those arising under the Dan Sabia Facility. The Vessel is properly registered in the name of the Seller under and pursuant to the flag and law of Denmark, and all fees due and payable in connection with such registration have been paid.

9.2	Classification

The Vessel is entered with DNV GL and has the highest classification rating. The Vessel is in class without any recommendations or notation as to class or other requirement of the relevant classification society, and if the Vessel is in a port, it is in such condition that it cannot be detached by any port state authority or the flag state authority for any deficiency.

9.3	Maintenance

The Vessel has been maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, is in good operating order, condition and repair and is seaworthy, and all repairs made to the Vessel during the last two years and all known scheduled repairs due to be made and all known deficiencies have been disclosed to the Buyer.

9.4	Liens

The Vessel is not (a) under arrest or otherwise detained, (b) other than in the ordinary course of business, in the possession of any person (other than her master and crew) or (c) subject to a possessory lien.

9.5	Safety

The Vessel is supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of Denmark or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations.

9.6	No blacklisting or boycotts

No blacklisting or boycotting of any type has been applied or currently exists against or in respect of the Vessel.

9.7	No options

There are not outstanding any options or other rights to purchase the Vessel.

9.8	Insurance

The insurance policies relating to the Vessel are as set forth on Schedule 1 hereto, each of which is in full force and effect and, to the Seller’s knowledge, not subject to being voided or terminated for any reason.

10	COVENANTS PRIOR TO THE CLOSING

10.1	Covenants of the Seller Prior to the Closing

From the Signing Date to the Closing Date, the Seller shall cause the Company to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted. The Seller shall not permit the Company to enter into any contracts or other written or oral agreements prior to the Closing Date, other than such contracts and agreements as have been disclosed to the Buyer prior to the Signing Date, without the prior consent of the Buyer (such consent not to be unreasonably withheld). In addition, the Seller shall not permit the Company to take any action that would result in any of the conditions to the purchase and sale of the Shares set forth in Clause 6 not being satisfied. Furthermore, the Seller hereby agrees and covenants that it:

a)	shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as possible the transactions contemplated by this Agreement and to co-operate with the Buyer and others in connection with the foregoing;

b)	shall use its best efforts to obtain the authorisations, consents, orders and approvals of regulatory bodies and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and the completion of the transactions contemplated by it;

c)	shall co-operate with the Buyer and promptly seek to obtain such authorisations, consents, orders and approvals as may be necessary for the performance of the Parties’ respective obligations pursuant to this Agreement;

d)	shall not amend, alter or otherwise modify or permit any amendment, alteration or modification of any material provision of or terminate the Charter or any other contract prior to the Closing Date without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed;

e)	shall not exercise or permit any exercise of any rights or options contained in the Charter, without the prior written consent of the Buyer, not to be unreasonably withheld or delayed;

f)	shall observe and perform in a timely manner, all of its covenants and obligations under the Charter, the Dan Sabia Facility and the Swap Agreements, if any, and in the case of a default by another party thereto, it shall forthwith advise the Buyer of such default and shall, if requested by the Buyer, enforce all of its rights under such Charter or the Dan Sabia Facility, as applicable, in respect of such default;

g)	shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to the Vessel other than in connection with the Dan Sabia Facility and the Swap Agreements; and

h)	shall permit representatives of the Buyer to make, prior to the Closing Date, at the Buyer’s risk and expense, such surveys, tests and inspections of the Vessel as the Buyer may deem desirable, so long as such surveys, tests or inspections do not damage the Vessel or interfere with the activities of the Seller, the Company or the Charterer thereon and so long as the Buyer shall have furnished the Seller with evidence that adequate liability insurance is in full force and effect.

10.2	Covenants of the Buyer Prior to the Closing

The Buyer hereby agrees and covenants that during the period of time after the Signing Date and prior to the Closing Date, the Buyer shall, in respect of the Shares to be transferred on the Closing Date, take, or cause to be taken, all necessary partnership action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of the Shares and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby.

11	TERMINATION

11.1	Termination

This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing Date:

a)	by either Party if a breach of any provision of this Agreement has been committed by the other Party, such breach has not been waived and such breach is material to the transactions contemplated hereby, the Business or the assets, financial condition or prospect of the Company;

b)	by the Buyer if satisfaction of any of the conditions in Clause 6.1 is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition;

c)	by the Seller if satisfaction of any of the conditions in Clause 6.2 is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition;

d)	by either Party if satisfaction of any of the conditions in Clause 6.3 is or becomes impossible and Buyer and Seller have not waived such condition;

e)	by the Buyer due to a change having occurred that has resulted or may result in a Material Adverse Effect; or

f)	by mutual written consent of the Seller and the Buyer.

11.2	Rights on termination

If this Agreement is terminated pursuant to Clause 11.1, all further obligations of the Parties pursuant to this Agreement shall terminate without further liability of a Party to the other, provided, however, that the obligations of the Parties contained in Clause 13 (Costs) and Clause 17 (Governing Law and arbitration) shall survive such termination, and further provided, that if this Agreement is terminated by a Party because of the breach of this Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

12	INDEMNIFICATION

12.1	Indemnity by the Seller

Following the Closing, the Seller shall be liable for, and shall indemnify, defend and hold harmless the Buyer and its respective officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from and against, any Losses, suffered or incurred by such Buyer Indemnitees:

a)	by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Seller in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Seller;

b)	subject to Clause 13 b), any fees, expenses or other payments incurred or owed by the Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transaction contemplated by this Agreement;

c)	any Losses of the Company or the Vessel incurred prior to or on the Closing Date arising from any violation of any applicable law or regulation relating to protection of natural resources, health and safety and the environment;

d)	all federal, state, foreign and local income tax liabilities attributable to the Company or operation of the Vessel prior to the Closing Date; or

e)	any Losses suffered or incurred by such Buyer Indemnitees in connection with any claim for the repayment of hire or Losses in relation to the Vessel for periods prior to the Closing.

12.2	Indemnity by the Buyer

Following the Closing, the Buyer shall be liable for, and shall indemnify, defend and hold harmless the Seller and its respective officers, directors, employees, agents and representatives (the “Seller Indemnitees”) from and against, any Losses, suffered or incurred by such Seller Indemnitees by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Buyer in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Buyer.

12.3	Indemnification procedures with respect to third-party claims

If the Seller or the Buyer, as the case may be (an “Indemnified Party”), shall receive notice of any claim by a third party that is or may be subject to indemnification or compensation from the other Party pursuant to this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the other Party (the “Indemnifying Party”) prompt written notice of such Third-Party Claim and the Indemnifying Party shall, at the Indemnifying Party’s option, have the right to participate in the defence thereof by counsel at the Indemnifying Party’s own cost and expense. If the Indemnifying Party acknowledges within 30 days from such written notice in writing its obligation to indemnify the Indemnified Party against all Losses that may result from such Third-Party Claim, the Indemnifying Party shall be entitled, at the Indemnifying Party’s option, to assume and control the defence of such Third-Party Claim at the Indemnifying Party’s cost and expense and through counsel of the Indemnifying Party’s choice. No such Third-Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, unless the settlement involves only the payment of money by the Indemnifying Party. No Third-Party Claim that is being defended in good faith by the Indemnifying Party shall be settled by the Indemnified Party without the written consent of the Indemnifying Party. The Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any losses resulting from the settlement of Third-Party Claims in violation of the provisions of this Clause 12.3.

13	COSTS

a)	Subject to Clause 13b), each party shall pay its own costs and expenses in connection with the preparation for and completion of the transactions contemplated by this Agreement, including but not limited to all fees and expenses of its own representatives, agents, brokers, legal and financial advisers and authorities and no such costs or expenses shall be charged to or paid by, neither directly or indirectly, the Company.

b)	The fees and expenses related to the fairness opinion of AMA Securities Inc. dated 20th May 2015 will be divided equally between the Buyer and the Seller.

14	NOTICES

All notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be in writing in the English language and shall be deemed to have been received by a Party when:

a)	delivered by post, unless actually received earlier, on the third Business Day after posting, if posted within Norway, or the fifth Business Day, if posted to or from a place outside Norway;

b)	delivered by hand, on the day of delivery; or

c)	delivered by fax, on the day of dispatch if supported by a written confirmation from the sender’s fax machine that the message has been properly transmitted.

All such notices and communications shall be addressed as set forth below or to such other addresses as may be given by written notice in accordance with this Clause 14.

If to the Seller:

Knutsen NYK Offshore Tankers AS

Attention: Chairman of the Board

Smedasundet 40, Postboks 2017, 5504 Haugesund, Norway

Fax no.: +47 52 70 40 40

If to the Buyer:

KNOT Shuttle Tankers AS

Attention: Chairman of the Board

Smedasundet 40, Postboks 2017, 5504 Haugesund, Norway

Fax no.: +47 52 70 40 40

15	ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the successors of the Parties, but shall not be assignable by any of the Parties without the prior written consent of the other Party. The benefit of this Agreement may, however, be assigned by either of the Parties to any group directly or indirectly controlling, controlled by or under common control of the assignor, provided that the assignor shall remain liable for its own debt and for all obligations under this Agreement.

16	MISCELLANEOUS

16.1	Further Assurances

From time to time after the Signing Date, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and shall do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) more fully and effectively to carry out the purposes and intent of this Agreement.

16.2	Integration

This Agreement, the Schedules and Appendices hereto and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter hereof. This Agreement, the Schedules and Appendices hereto and the instruments referenced herein contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the Signing Date.

16.3	No Broker’s Fees

No one is entitled to receive any finder’s fee, brokerage or other commission in connection with the purchase of the Shares or the consummation of the transactions contemplated by this Agreement.

17	GOVERNING LAW AND ARBITRATION

This Agreement shall be governed by and construed in accordance with Norwegian law.

The Parties shall seek to solve through negotiations any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof. If the Parties fail to solve such dispute, controversy or claim by a written agreement within 60 days after one of the Parties has requested such negotiations by notice to the other Party, such dispute, controversy or claim shall be finally settled by arbitration in Haugesund in the English language in accordance with the Norwegian Arbitration Act. The arbitration tribunal shall consist of three arbitrators, of which the

Buyer shall appoint one arbitrator and the Seller shall appoint one arbitrator. The arbitrators so appointed shall appoint the third arbitrator, who shall be the chairman of the arbitration tribunal. In the event of failure by a Party to appoint its arbitrator within 30 days after the request for arbitration first is given, or the failure by the first two arbitrators to appoint the third arbitrator within 30 days after appointment of the last of the first two arbitrators to be appointed, such arbitrator or arbitrators shall be appointed by the district judge (No: “Sorenskriver”) of Haugesund District Court. Any Party may seek judgement upon any award in any court having jurisdiction, or an application may be made to such court for the judicial acceptance of the award and for an order of enforcement.

Notwithstanding the above, either Party may bring an action in any court of competent jurisdiction (a) for provisional relief pending the outcome of arbitration, including, without limitation, provisional injunctive relief or pre-judgement attachment of assets, or (b) to compel arbitration or enforce any arbitral award. For purposes of any proceeding authorised by this Clause 16, each Party hereby consents to the non-exclusive jurisdiction of Haugesund, Norway.

* * *

This Agreement has been executed in two original copies, of which each Party has retained one copy.

Knutsen NYK Offshore Tankers AS		KNOT Shuttle Tankers AS

By:	/s/Bjørn Sande Urtegaard	By:	/s/ Øystein Emberland
Name: Bjørn Sande Urtegaard		Name: Øystein Emberland
Title: Attorney-in-fact		Title: Attorney-in-fact

By:
Name:
Title:

Schedule 1

INSURANCES

Insurance Policies (all quoted values are USD)

Hull & Machinery
Hull	Insured Value: $75,335,000	Policy Renewal: 28.12.2015
Hull Interest	Insured Value: $19,825,000	Policy Renewal: 28.12.2015
Freight Interest	Insured Value: $3,965,000	Policy Renewal: 28.12.2015

P&I Insurance
Gross Tonnage: 36,303		Policy Renewal: 20.02.2016

War Risk
	Insured Value: $99.125.000	Policy Renewal: 28.12.2015

Hull & Machinery
MAPFRE SEGUROS GERAIS S/A		100%
Total 100%

Hull Interest/Freight Interest
100%	MAPFRE SEGUROS GERAIS S/A

War Risk
100%	MAPFRE SEGUROS GERAIS S/A

P&I
100%	UK P&I CLUB

Schedule 2

ACCOUNTS

[Separate attachment]

KNOT Shuttle Tankers 21 AS

Annual Report 2014

KNOT SHUTTLE TANKERS 21 AS

REPORT OF THE BOARD OF DIRECTORS 2014

KNOT Shuttle Tankers 21 AS owns one 57,607 DWT MR size DP2 shuttle tanker, M/T Dan Sabia, delivered from COSCO Nantong Shipyard in China in 2012.

The company operates out of Haugesund, Norway and has no employees and working environment. The daily operations of the company are managed by KNOT Management AS in Haugesund in accordance with separate agreement and the daily operations of the vessel are managed by KNOT Management Denmark A/S in Copenhagen, Denmark in accordance with separate agreement.

The company’s activity

M/T Dan Sabia with bare-boat charter was purchased from the J. Lauritzen group in Copenhagen, Denmark in August 2014. The vessel has been chartered out to Fronape/TransPetro in Brazil on a 12-year bareboat CP agreement from delivery at yard.

Result for the year

The operating result for KNOT Shuttle Tankers 21 AS was NOK 6 234 501 in 2014 compared to minus NOK 12 099 in 2013. After net financial loss of NOK 33 034 698 in 2014, against a profit of NOK 1 029 in 2013, the results of the year were minus NOK 26 800 197 in 2014 compared to minus NOK 6 384 in 2013. The company have entered into the tonnage tax regime from 2014 as the company starts up the business with M/T Dan Sabia. There were not calculated any gain from entering into the tax regime.

The Board of Directors suggests the result for the year covered by the additional paid-in capital and the owner, Knutsen NYK Offshore Tankers AS, contribute a group contribution of NOK 158 368 952 at 31.12.14 to increase the capital of the company.

Total cash flow from operating activities in the company was NOK 9 165 518, minus NOK

11 070 in 2013. The liquidity position was NOK 19 686 674 as per 31.12.2014 compared to NOK 118 764 as per 31.12.2013. The company’s ability to finance its investments is good. The company have financed the vessel with a senior and junior long-term mortgage loan and have in December repaid the junior loan and reduced the senior loan after lending the amount from Knutsen NYK Offshore Tankers AS. The outstanding mortgage loan is at the end of 2014 USD 66 469 555.

The company’s short-term debt per 31.12.2014 was 2.0 % of total debt (0 % in 2013).

The company is exposed to fluctuations in foreign exchange rates, especially USD, as the company’s income is denominated in USD. Since the majority of the company’s operating expenses and financial costs also are denominated in USD, this limits the company’s foreign exchange risk. The company has not entered into any forward contracts or other agreements in order to reduce the company’s foreign exchange risk, and thereby operating related market risk.

The company is also exposed to changes in the interest rate level, as its Tong-term debt carrying floating interest rate. 48% of the long-term debt is secured with long-term interest rate swaps at the end of the year.

Total capital was by the end of the year NOK 712 385 873, NOK 135 500 at the end of 2013. The equity Share as of 31.12.2014 was 20% down from 89% the year before after starting up the business in August.

The financial accounts are settled on the assumption of a going concern. The board confirms the assumption of a going concern. The Board of Directors confirms that the Financial Statements give a true picture of the company’s assets and liabilities, financial position and results.

The environment safety and quality control

The requirements for a safety operation of ships are increasing, and both the company and the manager KNOT Management AS are concerned with an operational excellence. KNOT Offshore Partners Group’ s fleet consists of modem ships, which are designed and engineered for safe, environmentally sound and efficient operations. The ships are maintained and upgraded continuously to meet the demands and expectations from a government and employers. The company and the manager put significant resources to the quality assurance and there are stritt requirements for safety systems and an operation of the ships.

The company is not aware of any significant pollution to the external environment, and the Board of Directors considers the working conditions on-board the ship as satisfactory. M/T Dan Sabia is certified in accordance with both ISM code and the ISPS code.

The company have no employees and thus no working environment. The company aims to be workplace where there is no discrimination related to gender, ethnicity, religion or disability. The company aims to avoid gender discrimination regarding salary, promotion and recruiting. The members of the Board of Directors are all men.

Future prospects

M/T Dan Sabia is operated on a long-term charter with Fronape/TransPetro in Brazil. The charterer and trading area is well known for the manager and the Board of Directors. The Board of Directors expect that 2015 will be a stable profitable year for the company.

Haugesund, February 27, 2015

/s/ Trygve Seglem Trygve Seglem Chairman of the Board		/s/ Karl Gerhard Bråstein Dahl Karl Gerhard Bråstein Dahl Member of the Board
/s/ Fumitake Shishido
Fumitake Shishido
Member of the Board

KNOT Shuttle Tankers 21 AS

Profit & Loss Account

	Note	2014	2013
Operating Income
Freight income	2	23 663 197	0
Commissions		-7 638 653	0

Total Operating Income		16 024 545	0

Operating Expenses
Administration expenses	6	856 044	12 099

Total Operating Expenses		856 044	12 099

Ordinary depreciation	3	8 934 000	0

Operating Result		6 234 501	-12 099

Financial Income and Expenses
Financial income	4	1 024	1 029
Foreign exchange profit/loss		-17 482 771	0
Financial expenses	4	-15 552 951	0

Net Financial Items		-33 034 698	1 029

Operating result before tax		-26 800 197	-11 070

Taxes	11	0	4 686

Result for the year		-26 800 197	-6 384

KNOT Shuttle Tankers 21 AS

Balance Sheet as of 31. December

	Note	2014	2013
Fixed Assets
Vessel	3, 10	527 052 408	0

Total Fixed Assets		527 052 408	0

Current Assets
Current receivables group		165 646 790	16 736
Bank deposits		19 686 674	118 764

Total Current Assets		185 333 465	135 500

ASSETS		712 385 873	135 500

KNOT Shuttle Tankers 21 AS

Balance Sheet as of 31. December

	Note	2014	2013
Shareholders Equity and Liabilities
Equity
Share capital	5	100 000	100 000
Share premium		7 950	7 950
Additional paid-in capital		140 070 304	12 050

Total paid in capital		140 178 255	120 000

Total Equity	5, 9	140 178 255	120 000

Other long-term liabilities
Liabilities to financial institutions	10	402 497 382	0
Long-term debt group		158 368 952	15 500

Total Long Term Debt		560 866 334	15 500

Current Liabilities
Accounts payable	7	315 251	0
Other current liabilities		11 026 033	0

Total Current Liabilities		11 341 284	0

SHAREHOLDERS’ EQUITY AND LIABILITIES		712 385 873	135 500

Haugesund, February 27, 2015

/s/ Trygve Seglem	/s/ Karl Gerhard Bråstein Dahl
Trygve Seglem	Karl Gerhard Bråstein Dahl
Chairman of the Board	Member of the Board

/s/ Fumitake Shishido

Fumitake Shishido

Member of the Board

KNOT SHUTTLE TANKERS 21 AS

CASH FLOW STATEMENT

	2014	2013
Cashflow from operations
Total generated from operations 1)	5 102 072	-11 070
Change in working capital	4 080 182	0

Net cashflow from operations	9 182 254	-11 070

Cashflow from investments
Purchase vessel including contract	-535 986 408	0

Net cashflow from investments	-535 986 408	0

Cashflow from financing
Paid-in capital, inlc share premium, net of expenses	0	114 334
Group contribution	8 489 499	0
Instalments/drawings—mortgage debt	379 529 113	0
Loan from group companies	158 353 452	15 500

Net cashflow from financing	546 372 065	129 834

Net change in cashflow for the period	19 567 910	118 764
+ Cash balance per 01.01.	118 764	0

= Cash Balance per 31.12.	19 686 674	118 764

1) Generated from operations:
The result for the period before taxes	-26 800 197	-11 070
+ Ordinary depreciation	8 934 000	0
+Amortization deferred debt issuance cost	2 822 910	0
+Realized currency gain mortgage debt	20 145 359	0

= Total generated from operations	5 102 072	-11 070

KNOT SHUTTLE TANKERS 21 AS

Notes to the Financial Statement 31.12.2014

1	Accounting Principles

The financial statements have been prepared in accordance with the Norwegian Accounting Act and generally accepted accounting principles in Norway.

Current Assets/Current Liabilities

Fixed assets are intended for long-term ownership and use. Other assets are classified as current assets. Short-term liabilities are due within one year or tied to the operation. Other liabilities are classified as long-term liabilities. Current assets are valued at the lower of cost and fair valne. Short-term liabilities are recorded at nominal value at the time of the entering.

This principle is not used for current items in foreign currency, which are valued at the rate of exchange at the year-end.

Income

The income from the bareboat is in USD, and income is recorded to the Profit & Loss account when actually earned.

Fixed Assets and Dry-Docking

The total cost of the vessel is capitalised at delivery and dcpreciated linearly to zero at the date 25 years after delivery of the vessel from newbuilding yard.

The total cost of the contract value is linearly capitalised over the contract period.

Dry-docking expenses are capitalised and expensed over the period till the next dry-docking. This is in line with the depreciation plan of the vessel, and takes into account that the vessel is classified to operate for an additional period. Dry-docking is carried out every 5th year for vessels less than 15 years, and every 2.5 year for vessels more than 15 years. Actual expenses related to repair and maintenance of the vessel are expensed when the work is executed.

The fixed assets are valued according to the lowest of the depreciated value and the market valne unless the fall in value is assumed to be temporary.

Interest-bearing loan and borrowings

All loans and borrowings are initially recognized at cost, being the fair value of the consideration received net of issue costs associated with the borrowing.

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method; any difference between proceeds (net of transaction costs) and the redemption value is recorded in the profit and loss over the period of the interest-bearing liabilities. Amortized cost is calculated by taking into account any issue costs, and any discount or premium on settlement.

Gains and losses are recognized in the net profit and loss statement when the liabilities are devalued or depreciated, as well as through the amortization process.

Tax

The calculated tax costs in the accounting includes both the payable tax for the period in addition to the change in deferred tax. Deferred tax is calculated using 27 % as the basis for taxation on the temporary differences between the accounting and the taxable values in addition to the loss carried forward at the end of the financial year. Tax increasing and decreasing changes in temporary differences which are reversed or can be reversed in the same period are offset and the net valne is booked. The company is taxed based on the shipping tax regime. This means that companies are not taxed on the basis of its operating income. However it is calculated an annual tax of 27% on the company’s net financial income. At the same time companies are within the tonnage tax scheme. Tonnage tax is classified as an operating expense. To be within the scheme the company should meet certain requirements, such as only ownership of ship/ shares in the shipping companies, and only own certain types of financial assets.

Transactions in Foreign Currency

The income received in USD is recorded at the rate of exchange on the day the transaction is carried out. Income and expenditure in foreign currency are converted with the exchange rate at the time of the transaction.

All current assets and current liabilities in foreign currency are registered at the rate of exchange as per 31.12. Realised foreign exchange gain and loss are registered as financial items.

The debt is valued at the historical rate, to the extent that the future net nominal income flow exceed the borrowed amount. To the extent that long-term debt exceeds the net nominal income flow, the unrealised foreign exchange loss on the exceeding amount is recorded.

Realized and unrealized profit and loss on foreign exchange are recorded as financial income / expenses.

Cash flow statement

The cash flow statement is presented using the indirect method of NRS. The liquidity balance is defined as the sum of cash, bank deposits and other short term liquid assets.

2	Contracts

The company has secured employment of the vessel with a long-term fix bareboat contract which expires in September 2023. KNOT Management Denmark A/S operates as a manager on behalf of the company in accordance with management agreement.

3	Fixed Assets

M/T Dan Sabia, including bare-boat charter was purchased from J. Lauritzen Group in August 2014.

Vessel	2014
Purchase value 21.08	535 986 408
Additions	0
Ordinary annual depreciation	8 934 000

Book value 31.12.	527 052 408

4	Financial Income and-Expenses

	2014	2013
Financial Income:
Other interest income	1 024	1 029

Total financial income	1 024	1 029

Financial expenses:
Interest expenses	10 417 602	0
Interest expenses to group companies/related parties	837 869	0
Guarantee expenses group	1 525 706	0
Other financial expenses	2 771 774	0

Total financial expenses	15 552 951	0

5	Equity

Specification of the equity per 31.12.

	Share	Share	Additional	Other	Total
	capital	premium	paid-in capital	equity	equity
Equity 01.01	100 000	7 950	12 050	0	120 000
Group contribution, net	0	0	166 858 451	0	166 858 451
Result for the year	0	0	-26 800 197	0	-26 800 197

Equity 31.12.	100 000	7 950	140 070 304	0	140 178 255

Share capital consists of 100 shares NOK 1 000 each, all held by Knutsen NYK Offshore Tankers AS.

The company is a wholly owned subsidiary of Knutsen NYK Offshore Tankers AS. Financial statements for the group can be obtained at company’s registered office, Smedasundet 40, 5529 Haugesund.

6	Remuneration

No remuneration is paid to the Board of Directors during the year.

The company have not given any loan or guarantees to any leading person or board member during the year.

Auditor’s fee (excl. VAT):	2014	2013
Auditing	0	0
Other consultancy	0	0

	0	0

7	Balances with related parties

	2014	2013
Accounts payable
TS Shipping Invest AS	312 167	0
KNOT Management Denmark AS	3 084	0

	315 251	0

8	Salary and social costs

The company has no employees and thereby no pension liabilities (under the new OTP regulation).

9	Shares Owned by Board Members and Affiliates

Trygve Seglem controls TS Shipping Invest AS, which owns 50 % of the parent company Knutsen NYK Offshore Tankers AS .

10	Mortgage Debt and Financial Instruments

31.12.2014	USD	Historical rate	Rate per 31.12	NOK
USD-loan	66 469 555	6,1759	6,1759	410 509 325
Deferred debt issuance				-8 011 942

402 497 382

Current portion:
USD-loan	4 000 000			24 703 600
Deferred debt issuance				-892 246

23 811 354

The USDNOK exchange rate at the year-end was 7,4299

Estimated outstanding debt per year end 2019 is USD 44.8 million.

Future income flows from fixed contracts in USD exceed debt in USD. Therefore it is not recognized foreign exchange gains on USD debt on the basis of the year-end exchange rate. The foreign exchange loss not recorded is NOK 83 million.

Security for the loan is made through a first priority mortgage in the vessel, transportation of income, pledged bank deposit, factoring agreement, pledged shares in the company and guarantees from the owner.

Book value of mortgaged assets is NOK 574 million.

The company has aimed to reduce the market risk by entering financial contracts. The company has entered long term freight contracts in USD, with the intention of having income, vessel investment and loans in the same currency in order to minimize the effects of exchange rate fluctuations. The company has also entered into interest rate swap contracts to minimize the effects of fluctuations in the interest rate. The Company has entered agreements on fixed interest rates on USD 32 million. Mark to market gain on the interest rate swaps have not been taken into account with USD 1.0 million.

11	Tax

The company is taxed based on the shipping tax regime after entrance to the regime in 2014. This means that companies are not taxed on the basis of its operating income. However it is calculated an annual tax of 27% on the company’s net financial income. At the same time companies within the tonnage tax scheme will have to pay a tonnage tax based on the size of the company’s operated vessels, which in 2014 amounted to NOK 30 888. Tonnage tax is classified as an operating expense. Entry into the tonnage tax regime resulted in no entrance tax.

The company should meet certain requirements to be within the scheme, such as only ownership of ship/ shares in the shipping companies, and only own certain types of financial assets.

Below is a specification of the temporary differences at the end of the financial year.

	2014	Change	2013
Loss carried forward	-14 661 865	-14 661 865	0

Basis for deferred tax (benefit)	-14 661 865	-14 661 865	0

Deferred tax (benefit)	-3 958 704	-3 958 704	0

Deferred tax (benefit) booked	0	0	0

Taxable result tonnage tax scheme:

	2014
Net financial items	-33 034 698
Non-deductable currency loss	12 932 014
	0
Interest deduction	5 440 819

Taxable income before loss carried forward	-14 661 865
Change in loss carried forward	-14 661 865

Taxable income	0

Tax payable	0
Change in deferred tax	0

Tax expense	0

Tax information from 2013 is within the normal norwegian tax regime. The tax information is not relevant any longer and therefor the information is not part of the notes.

Statsautoriserte revisorer Ernst & Young AS	Foretaksregisteret: NO 976 389 387 MVA Tlf: +47 55 21 30 00 Fax: +47 55 21 30 01
Thormøhlens gate 53 D, NO-5006 Bergen Postboks 6163, NO-5892 Bergen	www.ey.no Medlemmer av Den norske revisorforening

To the Annual Shareholders’ Meeting of

KNOT Shuttle Tankers 21 AS

AUDITOR’S REPORT

Report on the financial statements

We have audited the accompanying financial statements of KNOT Shuttle Tankers 21 AS, which comprise the balance sheet as at 31 December 2014, the statements of income and cash flows for the year then ended and a summary of significant accounting policies and other explanatory information.

The Board of Directors’ responsibility for the financial statements

The Board of Directors are responsible for the preparation and fair presentation of these financial statements in accordance with the Norwegian Accounting Act and accounting standards and practices generally accepted in Norway, and for such internal control as the Board of Directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with laws, regulations, and auditing standards and practices generally accepted in Norway, including International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements of KNOT Shuttle Tankers 21 AS have been prepared in accordance with laws and regulations and present fairly, in all material respects, the financial position of the Company as at 31 December 2014 and its financial performance and its cash fiows for the year then ended in accordance with the Norwegian Accounting Act and accounting standards and practices generally accepted in Norway.

Report on other legal and regulatory requirements

Opinion on the Board of Directors’ report

Based on our audit of the financial statements as described above, it is our opinion that the information presented in the Directors’ report concerning the financial statements and the going concern assumption is consistent with the financial statements and complies with the law and regulations.

Opinion on registration and documentation

Based on our audit of the financial statements as described above, and control procedures we have considered necessary in accordance with the International Standard on Assurance Engagements (ISAE) 3000, «Assurance Engagements Other than Audits or Reviews of Historical Financial Information», it is our opinion that the Board of Directors have fulfilled their duty to ensure that the Company’s accounting information is properly recorded and documented as required by law and generally accepted bookkeeping practice in Norway.

Bergen, 3 March 2015

ERNST & YOUNG AS

/s/ Fredrik Gabrielsen

Fredrik Gabrielsen

State Autorised Public Accountant (Norway)